Exhibit 99.1

Ventyx Biosciences Reports Fourth Quarter and Full Year 2024 Financial Results and Highlights Recent Corporate Progress

Topline data readouts from multiple Phase 2 studies expected throughout 2025

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VTX2735 in patients with recurrent pericarditis in H2
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VTX3232 in participants with obesity and cardiometabolic risk factors in H2
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VTX3232 biomarker study in patients with early Parkinson's disease in Q2

Cash, cash equivalents and marketable securities balance of $252.9M as of December 31, 2024 expected to fund operations into at least H2 2026

SAN DIEGO, CA, February 27, 2025 (GLOBE NEWSWIRE) -- Ventyx Biosciences, Inc. (Nasdaq: VTYX) (“Ventyx”, “Company”), a clinical-stage biopharmaceutical company focused on developing innovative oral therapies for patients with autoimmune, inflammatory, and neurodegenerative diseases, today reported fourth quarter and full year 2024 financial results and highlighted recent pipeline and business progress.

“Heading into 2025, Ventyx has established itself as the leader in the field of NLRP3 inhibition having progressed two novel inhibitors, VTX3232 and VTX2735, into Phase 2 trials in neurodegenerative, cardiovascular, and metabolic indications. These disease states are thought to be driven by pathologic activation of the NLRP3 inflammasome,” said Raju Mohan, PhD, President and Chief Executive Officer. “We are on track to complete the Phase 2 biomarker trial of VTX3232 in Parkinson’s disease in Q2 2025 and have initiated planning for the next phase of development. In the second half of 2025, we expect to share results from the Phase 2 trial of VTX3232 in participants with obesity and cardiometabolic risk factors and the Phase 2 trial of VX2735 in patients with recurrent pericarditis. 2025 promises to be an exciting year for Ventyx and we look forward to sharing data and development plans as they become available.”

Pipeline Updates and Anticipated Milestones

NLRP3 Inhibitor Portfolio: Ventyx is advancing a portfolio of potential best-in-class oral NLRP3 inhibitors for systemic inflammatory conditions and neurodegenerative diseases, including VTX2735, a peripherally restricted NLRP3 inhibitor, and VTX3232, a CNS-penetrant NLRP3 inhibitor.

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VTX2735 in Recurrent Pericarditis: We are evaluating VTX2735 in an open-label Phase 2 trial in patients with recurrent pericarditis. The trial will enroll approximately 30 patients for a 6-week primary treatment period, followed by a
7-week extension period. Key endpoints include safety, change in the NRS (numerical rating scale) pain score, and change in high sensitivity C-reactive protein (hsCRP). Topline results are expected in the second half of 2025.

By treating and preventing disease recurrence, VTX2735 has the potential to offer a safe, effective, and convenient oral therapy for patients suffering from recurrent pericarditis.

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VTX3232 in Cardiometabolic Diseases: We are evaluating VTX3232 in a Phase 2 trial in participants with obesity and cardiometabolic risk factors. The trial is expected to enroll approximately 160 subjects randomized to one of four groups for a 12-week primary treatment period: monotherapy placebo, monotherapy VTX3232, combination semaglutide + placebo, or combination semaglutide + VTX3232. Key endpoints include safety and change in hsCRP. The trial will assess a panel of exploratory endpoints, including biomarkers of inflammation and cardiometabolic disease, as well as imaging to assess body composition and liver fat. Topline results are expected in the second half of 2025.

Data from the Phase 2 trial are expected to inform future development of the Company's NLRP3 inhibitors in cardiometabolic diseases.

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VTX3232 in Parkinson’s Disease: The ongoing Phase 2 open-label biomarker and imaging trial of VTX3232 in patients with early Parkinson’s disease is on track to complete in the second quarter of 2025. Key endpoints include safety, pharmacokinetics, and inflammatory and disease-related biomarkers in cerebrospinal fluid and plasma, downstream of NLRP3 activation. The trial also includes exploratory TSPO (Translocator Protein) PET imaging as a marker of microglial activation.

Data from the Phase 2 study are expected to inform future development of VTX3232 in Parkinson's disease. Beyond Parkinson’s disease, NLRP3 inhibition in the CNS may have therapeutic utility in a range of other neurodegenerative diseases, including Alzheimer’s disease, multiple sclerosis, and amyotrophic lateral sclerosis.

Inflammatory Bowel Disease (IBD) Portfolio:

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Tamuzimod (S1P1R Modulator, ulcerative colitis): Publication of the tamuzimod Phase 2 induction data in Lancet (January 2025, doi:10.1016/S2468-1253(24)00386-8) highlighted robust clinical and endoscopic remission rates in patients treated with tamuzimod compared to placebo. Combination treatment is emerging as a compelling concept in IBD to break through the modest clinical remission rates seen with monotherapies today. Tamuzimod's efficacy and safety profile could position it as the backbone of future combination regimens with another oral or biologic agent. The Company continues to explore partnership opportunities for tamuzimod in ulcerative colitis.
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VTX958 (TYK2 Inhibitor, Crohn’s disease): Presentation of Phase 2 data for VTX958 in Crohn’s disease at the 20th Congress of the European Crohn’s and Colitis Organisation (ECCO, February 2025, Journal of Crohn's and Colitis, doi.org/10.1093/ecco-jcc/jjae190.1175) demonstrated a robust, dose-dependent endoscopic response at Week 12 for VTX958 compared to placebo, including a greater magnitude of reduction in two key biomarkers of inflammation, CRP and fecal calprotectin.

The totality of the Phase 2 data suggest that VTX958 may have disease-modifying benefits in Crohn’s disease. We are exploring a path for continued development of VTX958 in Crohn's disease, including potential partnership opportunities.

Fourth Quarter and 2024 Financial Results

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Cash Position: Cash, cash equivalents and marketable securities were $252.9 million as of December 31, 2024. We believe our current cash, cash equivalents and marketable securities are sufficient to fund our planned operations into at least the second half of 2026.
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Research and Development (R&D) expenses: R&D expenses were $24.8 million for the fourth quarter of 2024, compared to $42.0 million for the fourth quarter of 2023. R&D expenses were $117.0 million for the year ended December 31, 2024, compared to $175.8 million for the year ended December 31, 2023.
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General and Administrative (G&A) expenses: G&A expenses were $7.6 million for the fourth quarter of 2024, compared to $8.3 million for the fourth quarter of 2023. G&A expenses were $31.4 million for the year ended December 31, 2024, compared to $32.2 million for the year ended December 31, 2023.
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Net loss: Net loss was $29.4 million for the fourth quarter of 2024, compared to $46.8 million for the fourth quarter of 2023. Net loss was $135.1 million for the year ended December 31, 2024, compared to $193.0 million for the year ended December 31, 2023.

About Ventyx Biosciences

Ventyx Biosciences is a clinical-stage biopharmaceutical company developing innovative oral therapies for patients with autoimmune, inflammatory, and neurodegenerative diseases. Our expertise in medicinal chemistry, structural biology, and immunology enables the discovery of differentiated oral small molecule therapeutics for conditions with high unmet medical need, and our extensive experience in clinical development allows the rapid progression of these drug candidates through clinical trials. Our lead portfolio of NLRP3 inhibitors includes VTX2735, a peripherally restricted NLRP3 inhibitor in Phase 2 development for recurrent pericarditis, and VTX3232, a CNS-penetrant NLRP3 inhibitor in Phase 2 development for neurodegenerative and cardiometabolic diseases. Our inflammatory bowel disease portfolio includes tamuzimod (VTX002), an S1P1R modulator, and VTX958, a TYK2 inhibitor, both of which have completed Phase 2 clinical trials. For more information on Ventyx, please visit our website at https://ventyxbio.com.

Forward-Looking Statements

Ventyx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Ventyx’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the potential of each of Ventyx’s product candidates, including the potential of VTX2735 and VTX3232, to emerge as best-in-class NLRP3 inhibitors and produce safe, effective or disease modifying results for the treatment of systemic inflammatory conditions or neurodegenerative diseases, the anticipated timing of enrollment of subjects, and the estimated total subjects enrolled, in each of the Phase 2 trials; the anticipated timing for the topline results of the ongoing Phase 2 trials of VTX3232 subjects in Parkinson’s disease in Q2 2025, and in the setting of obesity with cardiometabolic risk factors in H2 2025, and the Phase 2 trial of VTX2735 in recurrent pericarditis in H2 2025; management’s plans with respect to the commitment of internal resources toward further analysis, or development, including future studies, partnerships or other source of non-dilutive financing for tamuzimod in ulcerative colitis and VTX958 in Crohn’s disease; the potential for VTX3232 and VTX2735 in multiple cardiometabolic, systemic or neurological diseases; and the expected timeframe for funding Ventyx’s operating plan with current cash, cash equivalents and marketable securities.

The inclusion of forward-looking statements should not be regarded as a representation by Ventyx that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Ventyx’s business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; Ventyx’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; disruptions in the supply chain, including raw materials needed for manufacturing and animals used in research, delays in site activations and enrollment of clinical trials; the results of preclinical studies and clinical trials; early clinical trials not necessarily being predictive of future results; interim results not necessarily being predictive of final results; the potential of one or more outcomes to materially change as a trial continues and more patient data become available and following more comprehensive audit and verification procedures; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of Ventyx’s product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; Ventyx’s ability to obtain and maintain intellectual property protection for its product candidates; the use of capital resources by Ventyx sooner than expected; and other risks described in Ventyx’s prior press releases and Ventyx’s filings with the Securities and Exchange Commission (SEC), including in Part II, Item 1A (Risk Factors) of Ventyx’s Annual Report on Form 10-K for the full year ended December 31, 2024, filed on or about the date hereof, and Ventyx’s subsequent filings with the SEC.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Ventyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Relations Contact:

Joyce Allaire
Managing Director

LifeSci Advisors
IR@ventyxbio.com

Financial Tables

Ventyx Biosciences, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Operating expenses:
Research and development	$24,821	$42,020	$117,002	$175,767
General and administrative	7,597	8,326	31,448	32,227
Total operating expenses	32,418	50,346	148,450	207,994
Loss from operations	(32,418)	(50,346)	(148,450)	(207,994)
Other (income) expense:
Interest income	(3,056)	(3,621)	(13,416)	(15,074)
Other (income) expense	(11)	28	88	42
Total other (income) expense	(3,067)	(3,593)	(13,328)	(15,032)
Net loss	$(29,351)	$(46,753)	$(135,122)	$(192,962)
Unrealized gain (loss) on marketable securities	(480)	577	261	1,121
Foreign currency translation	(236)	(120)	(54)	(48)
Comprehensive loss	$(30,067)	$(46,296)	$(134,915)	$(191,889)
Net loss per share attributable to common shareholders, basic and diluted	$(0.41)	$(0.79)	$(1.97)	$(3.30)
Shares used to compute basic and diluted net loss per share attributable to common shareholders	70,810,758	59,076,498	68,478,172	58,542,974

Ventyx Biosciences, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	December 31,
	2024	2023
Cash, cash equivalents and marketable securities	$252,943	$252,220
Working capital	216,849	242,080
Total assets	276,563	277,693
Total liabilities	22,518	33,770
Accumulated deficit	(554,309)	(419,187)
Total stockholders' equity	254,045	243,923